UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 5, 2005

CTI Group (Holdings) Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-10560	51-0308583
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

333 N. Alabama Street, Suite 240, Indianapolis, Indiana		46204
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	317-262-4582

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 5, 2005, Mr. Harold Garrison resigned as Chairman of the board of directors (the "Board") of CTI Group (Holdings) Inc. (the "Company") and Chairman of the Executive Committee of the Board, and Mr. Michael Leeds resigned as Vice Chairman and a Class II member of the Board and a member of the Executive and Compensation Committees of the Board.

On July 5, 2005, the Nominating Committee of the Board recommended to the Board to elect and the Board elected: (i) Mr. John Birbeck, a director of the Company since June 2001, Chairman of the Board and Chairman of the Executive Committee of the Board, (ii) Mr. Harold Garrison Vice Chairman of the Board, and (iii) Mr. Bengt A. Dahl a Class II member of the Board.

Mr. Dahl, a citizen of Sweden, has served as an advisor to the Board since 2003. Mr. Dahl is a director and the managing director of Fairford Holdings Limited ("FHL"), a company which owned 60% of the Company’s Class A common stock as of July 5, 2005. Mr. Salah Osseiran, the Company’s director and majority stockholder is the grantor and sole beneficiary of the revocable trust which is the sole stockholder of FHL. Mr. Dahl also serves as a director of a number of private and public European companies, including Emano AB, Norrskog Wood Products AB, and certain other companies which are affiliated with Mr. Osseiran, including Ballingslov Int´l AB , Axel Christiernsson Int´l AB and Skultuna Flexible AB.

The Company paid compensation to Mr.Dahl, as an advisor to the Board, amounting to $3,000 for the six month period ended June 30, 2005. The Company also incurred approximately $9,000 in compensation and $3,200 in expenses in 2004 and $12,000 and $4,500 in compensation and expenses, respectively, in 2003. In addition, the Company recorded approximately $2,700 of stock option expense in 2004 for stock options to purchase 75,000 shares of the Company's Class A common stock granted to Mr. Dahl in November 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Group (Holdings) Inc.

July 5, 2005	By:	/s/Bradley Houlberg

Name: Bradley Houlberg
Title: Chief Executive Officer